Exhibit 23.1

Consent of Independent Registered Public Accounting Firm Permitting Eco Energy Tech Asia, Ltd. to use and Attach our Audit Report in any filings required by the SEC.

We hereby consent to your disclosure of our audit dated March 30, 2016 on the financial statements of Eco Energy Tech Asia, Ltd. As of and the years ended December 31, 2015 and 2014 in the registration document of Eco Tech Energy Asia, Ltd. On Form 10K.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as “Experts” under the ‘Experts’ caption, which, insofar as applicable to our firm means accounting experts.

Hong Kong

April 12, 2016	/s/ Dominic K.F. Chan & Co.